Exhibit 10.28

LEASE SCHEDULE	SCHEDULE NUMBER 001

Lease Schedule No. 001 to Master Lease Agreement No. 4168852, dated November 9, 2005 (“Lease Agreement”) between the Undersigned Parties

General Electric Capital Corporation (together with any assigns, herein called “Lessor”) 44 Old Ridgebury Road Danbury, CT 06810

Lessee:	Duckwall-Alco Stores, Inc. (herein called “Lessee”)
Address:	401 Cottage Street
City, State, Zip:	Abilene, KS 67410-2832
State and Type of Organization:	Kansas Corporation
Lessee Federal Tax ID Number:	48-0201080
Equipment Location:	See Schedule A attached hereto and made a part hereof.
1. Rental Term:	60 months
2. Rental Payments:	Each of the 20 payments shall be based upon a lease rate factor. The current lease rate factor of .05819852 is indicative only and is based on rates in effect at this time for similar instruments and maturities to this lease. The lease rate factor used in closing will be adjusted to reflect comparable rates in effect two (2) business days prior to the final Acceptance Date. The final equipment cost shall be multiplied by this lease rate factor to determine the quarterly payment. Such payment shall be payable quarterly in advance, plus any applicable tax
3. Rental Payment Dates:	First day of each quarter
4. Capitalized Lessor’s Cost:	not to exceed a maximum of $7,000,000.00
5. Equipment Description:

Quantity	Manufacturer	Model	Description

See Schedule A attached hereto and made a part hereof.

6. ADDITIONAL PROVISIONS:

    (a)        Modifications for purposes of this Lease Schedule only.

(i)     Notwithstanding anything to the contrary in the Agreement or in this Schedule, Lessee and Lessor acknowledge that the Software leased hereunder is owned by a Supplier and licensed by the Supplier to the Lessee pursuant to a separate licensing agreement between such Supplier and Lessee (the “License Agreement“) and that neither Lessor nor Lessee has any ownership rights therein. Any such License Agreement shall be separate and distinct from this Lease and Schedule and Lessor, and any assignee of Lessor, shall have no obligations thereunder, but shall have the right under the Lease to require Lessee to terminate its use of the Software upon the occurrence of a default, or an event which with the giving of notice, the passage of time, or both, would constitute a default. Additionally, the Equipment description may include some Services related to the Equipment or Software. Lessee acknowledges that all such Services are provided by the Supplier, and that Lessor is financing the costs of such Services under the terms of this Schedule. Lessee’s obligation to make all Payments hereunder shall not be affected by any inadequacy of the Software or Services, by the bankruptcy of any Supplier, by the failure of any Supplier to support the Software or the like. Lessee shall look solely to such Supplier for any and all claims related to the Software and Services.

(ii)     All Software leased hereunder shall be subject to all provisions of this Lease except, notwithstanding anything to the contrary in the Agreement or this Schedule: (a) neither Lessee nor Lessor has title to the Software (Section 8); (b) Lessee is not providing to Lessor a Tax Benefits indemnity (Section 10); (c) UCC Article 2A is not applicable to this Schedule (Sections 1 and 31); and (d) Sections 24, 26 and 30(a) are not applicable to this Schedule.

(iii)     Upon termination of this Lease due to an Event of Default, Lessee hereby assigns to Lessor, to the extent assignable, any such License Agreement and all other licenses and rights to the Software. In the event that the Software does not perform as warranted or in the event of any other dispute or default under the License Agreement, Lessee shall, if and so long as, no Event of Default exists under the Lease, be entitled to pursue against the Supplier thereof all of the Lessee’s rights and remedies arising under the applicable License Agreement.

(iv)     Lessee acknowledges that Lessor has been induced to enter into and execute this Lease Schedule No. 001 expressly relying upon the following, Lessee irrevocably commits to Lessor to finance with Lessor the entire POS system as described in the GE Technology Finance Proposal Number 1-4GKKLZ dated November 4, 2005 and signed by Duckwall -ALCO on November 8, 2005 (including, without limitation, software, software implementation, hardware, and hardware implementation) are hereafter referred to as the “POS System”. If Lessee fails to comply with its aforesaid commitment on or before September 30, 2006, it shall be an Event of Default hereunder.

(v)     At the end of the above rental term, if no Event of Default has occurred, which is continuing hereunder, and if no event which with the mere passage of time or giving of notice would become an Event of Default, has occurred, then Lessee shall have no further obligations under this Schedule except those obligations that survive the termination of the Schedule pursuant to the express terms of the Lease Agreement.

7.     ADVANCE PAYMENTS: Last 0 Payments shall be delivered to Lessor upon execution of the Lease Schedule.

TERMS AND CONDITIONS: This Lease Schedule is executed pursuant to, and incorporates herein by reference the terms and conditions of the Lease Agreement identified above. Capitalized terms not defined herein shall have the meanings assigned to them in the Lease Agreement identified above. This Lease Schedule, incorporating by reference the Lease Agreement identified above, constitutes a separate instrument of lease.

        Lessor’s failure at any time to require strict performance Lessee of any provisions of this Lease Schedule or the Certificate of Acceptance shall not waive or diminish Lessor’s right thereafter to demand strict performance. Waiver of any Event of Default shall not be a waiver of any other or further Event of Default.

        LESSEE HEREBY ACKNOWLEDGES THAT IT HAS READ, RECEIVED, RETAINED A COPY OF, AND UNDERSTANDS THIS LEASE AGREEMENT, AND AGREES TO BE BOUND BY ALL OF ITS TERMS AND CONDITIONS. This Lease Schedule, identified as the document marked “Original”, is the only original agreement assignable for purposes of financing or pledging the assets described hereunder.

        IN WITNESS WHEREOF, Lessor and Lessee have each caused this Lease Schedule to be duly executed as of the date written below.

GENERAL ELECTRIC CAPITAL CORPORATION (LESSOR)

By:	/s/ Susan Lydon

Name:	Susan Lydon

Title:	Manager Portfolio Admin.

Date:	12-1-05

DUCKWALL-ALCO STORES, INC. (Lessee)

By:	/s/ Richard A Mansfield

Name:	Richard A. Mansfield

Title:	V.P./CFO

Date:	12-1-05